Exhibit 10.1
AMENDMENT TO THE
HEALTHCARE TRUST OF AMERICA, INC.
2006 INDEPENDENT DIRECTORS COMPENSATION PLAN
     This Amendment to the 2006 Independent Directors Compensation Plan (the “Plan”), a sub-plan of the 2006 Incentive Plan of Healthcare Trust of America, Inc. (the “Company”), is effective May 20, 2010.
     WHEREAS, the Company adopted the Plan for the purposes set forth therein; and
     WHEREAS, pursuant to Article 7 of the Plan, the Board of Directors of the Company has the right to amend the Plan with respect to certain matters; and
     WHEREAS, the Board of Directors of the Company approved and authorized the changes reflected in this Amendment to the Plan on May 20, 2010;
     NOW, THEREFORE, the Plan is hereby amended in the following particulars:
     ONE: By deleting Section 5.2 in its entirety and replacing it with the following:
          “5.2. SUPPLEMENTAL ANNUAL RETAINER. The chairperson of a committee of the Board shall be paid a Supplemental Annual Retainer for his or her service as such chairperson during a Plan Year, payable at the same times as installments of the Base Retainer are paid. The amount of the Supplemental Annual Retainer for the chairperson of a committee of the Board shall be established from time to time by the Board. Effective May 20, 2010, and until changed by the Board, the Supplemental Annual Retainer for a full Plan Year for the chairperson of a committee of the Board (other than the Audit Committee) shall be $12,500. Effective May 20, 2010, and until changed by the Board, the Supplemental Annual Retainer for a full Plan Year for the chairperson of the Audit Committee shall be $15,000. A pro rata Supplemental Annual Retainer will be paid to any Eligible Participant who becomes the chairperson of a committee of the Board on a date other than the beginning of a Plan Year, based on the number of full months he or she serves as a chairperson of such committee of the Board.”
     TWO: By deleting the last sentence of Section 5.3 and replacing it with the following:
          “If an Independent Director attends a meeting of the Board and a meeting of a committee (in each case, whether non-telephonic or telephonic) on a single day, he or she shall receive a Meeting Fee for both the Board and the committee meeting attended.”
     THREE: By adding the following to the end of Section 6.2:

          “Subject to share availability under the Equity Incentive Plan, upon subsequent re-election or re-appointment of the Independent Director to the Board on or following May 20, 2010, such director shall receive an award of 7,500 shares of Restricted Stock.”
All other provisions of the Plan shall remain the same.
     IN WITNESS WHEREOF, Healthcare Trust of America, Inc., by a duly authorized officer, has executed this Amendment to the Plan, effective as of the date set forth above.

HEALTHCARE TRUST OF AMERICA, INC.
By:	/s/ Scott D. Peters
Scott D. Peters
Chief Executive Officer, Chairman & President